Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 29, 2013, for the year ended December 31, 2012, and the period from the inception of exploration stage from September 1, 2011 to December 31, 2012, related to the financial statements of Pershing Gold Corporation (Formerly Sagebrush Gold Ltd.), and the unaudited interim financial statements for the six months ended June 30, 2013, which appear in Pershing Gold Corporation to Registration Statement on Form S-1 filed on or about November 7, 2013.

/s/ KBL, LLP
KBL, LLP
New York, NY
November 7, 2013

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